DATED OCTOBER 15, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐          Definitive Proxy Statement

☑           Definitive Additional Materials

☐           Soliciting Materials under § 240.14a-12

CHIQUITA BRANDS INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)

BURLINGTOWN UK LTD
ERICHTON INVESTMENTS LTD.
CAVENDISH GLOBAL LIMITED
CAVENDISH ACQUISITION CORPORATION
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 15, 2014, Cutrale-Safra (as defined below) issued a press release announcing that it was submitting a definitive offer to acquire all the outstanding stock of Chiquita Brands International, Inc. (“Chiquita”) for $14 per share in cash. A copy of the press release and the form of the proposed Agreement and Plan of Merger are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated herein by reference.

Cavendish Global Limited and Cavendish Acquisition Corporation, which are jointly owned by an affiliate of the Cutrale Group, Burlingtown UK LTD (“Burlingtown”), and an affiliate of the Safra Group, Erichton Investments Ltd. (“Erichton” and, together with Burlingtown and Cavendish, “Cutrale-Safra”), their respective directors, executive officers and certain employees, and Burlingtown and Erichton, may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Chiquita shareholders in connection with Chiquita’s special meeting of shareholders scheduled to take place on October 24, 2014. Information about the interests in Chiquita of Cutrale-Safra and their respective directors, executive officers and employees are set forth in a definitive proxy statement that was filed with the SEC on August 28, 2014, as it may be amended from time to time (the “Cutrale-Safra Proxy”).

Investors are urged to read the Cutrale-Safra Proxy which is available now, and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Cutrale-Safra Proxy, and any other documents filed by Cutrale-Safra with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. The Cutrale-Safra Proxy and such other documents may also be obtained free of charge by contacting Innisfree at: (212) 750-5833 or 501 Madison Avenue, 20th Floor, New York, New York 10022.